EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Huttig Building Products, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-92495, 333-75610, 333-131090, 333-145151, 333-164518, and 333-179596 on Form S-8 of Huttig Building Products, Inc. and subsidiary (the Company) of our report dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on From 10-K of Huttig Building Products, Inc. and subsidiary.

/s/ KPMG LLP

St. Louis, Missouri

February 26, 2016